EX-99.1

Press Release


Uranium Hunter Announces Initial $675,000.00 Financing


TORONTO--May 14, 2007 -- Uranium Hunter Corporation (OTCBB:URHN)
("Uranium Hunter" or the "Company") is pleased to announce a $675,000.00 private placement financing of restricted stock at $1.00 per share. There are no warrants attached.

The Company intends to use the proceeds of the private placement for working capital and general corporate purposes including, but not limited to, the acquisition and exploration of its land opportunities in Tanzania and Uganda.

Uranium Hunter President & CEO Adam Cegielski commented, "This investment in Uranium Hunter will enable the Company to execute its current exploration plans as well as allow management the opportunity to expand its property portfolio. With the current spot price of Uranium reaching a new high of $120/lb, the opportunity for exploration and development of new mines is better than ever. The company can now aggressively continue with project development as well as its scheduled growth initiatives."

The securities offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption from the registration requirements.

About The Company:

Uranium Hunter (OTCBB:URHN) is a natural resource corporation devoted to the exploration and development of deposits of Uranium and Gold in East Africa. The company website can be found at www.UraniumHunterCorp.com.

Uranium Hunter has entered into a Definitive Agreement with Trimark Explorations, Ltd ("Trimark"), on behalf of its wholly owned subsidiary Gambaro Resources, to earn up to a 100% interest in the Uranium-Au property located in Njombe and Songea Districts, Tanzania. Uranium Hunter has optioned 170 squared km property in southern Tanzania covering sediments of the Karoo sequence which share common features with rocks of the Colorado Plateau in the western US that have been prolific producers of Uranium.

Forward-Looking Statements:

This press release contains forward-looking statements, particularly as related to, among other things, Uranium Hunter's business strategy. The words or phrases "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "considers" or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, and other factors that may cause Uranium Hunter's actual results, performance or achievements, or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks, uncertainties and other factors that are detailed in Uranium Hunter's Quarterly and Annual Reports and other documents Uranium Hunter files from time-to-time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. Uranium Hunter cautions readers not to place undue reliance on such statements. Uranium Hunter does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from Uranium Hunter's expectations and estimates.